Filed Pursuant to Rule 433

Dated 1/24/07

Registration Statement No. 333-132201

Toyota Motor Credit Corporation
Principal-Protected Base Metals Basket Notes Due 2010
Final Term Sheet

Issuer:	Toyota Motor Credit Corporation
Rating of Issuer’s Senior Debt:	Aaa (Stable Outlook) /AAA (Stable Outlook) (Moody’s/S&P)
Security:	Principal-Protected Base Metals Basket Notes Due 2010
Basket:	An equally weighted (by unit price per ton) basket of the following three base metals: aluminum, copper and zinc (each, a “Component Commodity,” and collectively, the “Component Commodities”)
Sole Underwriter:	Citigroup Global Markets Inc.
Principal Amount Issued:	US$30,000,000
Pricing Date:	January 24, 2007
Issue Date:	January 29, 2007
Stated Maturity Date:	January 29, 2010
Valuation Date:	Two business days before the Stated Maturity Date, unless such day is not a trading day, in which case the Valuation Date will be the trading day immediately preceding such day
Issue Price:	100.0% of the Principal Amount
Interest Rate:	None on a current basis; there will be a minimum Return Amount of $30 per $1,000 principal amount of Notes at Maturity
Payment at Maturity:	For any Note, the principal of the Note plus a Return Amount
Return Amount:

For any Note, the greater of (i) the principal of the Note multiplied by 125% of the Basket Return and (ii) 3% of the principal of the Note; provided that the Return Amount shall not exceed 62.5% of the principal of the Note

Basket Return:	1 (	Aluminum (Final)	+	Copper (Final)	+	Zinc (Final))	—	1
	3	Aluminum (Initial)		Copper (Initial)		Zinc (Initial)
Initial Price:	Aluminum:	$2,953.0, Reuters page SETTMAL01
	Copper:	$5,671.5, Reuters page SETTMCU01
	Zinc:	$3,808.0, Reuters page SETTMZN01

which is, for each Component Commodity, the U.S. dollar closing price per ton of such Component Commodity on the London Metals Exchange (the “LME”) on the Pricing Date as quoted on the relevant Reuters page for such Component Commodity.

Final Price:

The final price of a Component Commodity is the U.S. dollar closing price per ton of such Component Commodity on the LME on the Valuation Date as quoted on the relevant Reuters page for such Component Commodity, subject to certain market disruption events (see the final pricing supplement for more information on market disruption events).

Closing Price:	The closing price of aluminum is the U.S. dollar closing cash price per ton of high grade primary aluminum on the LME.
The closing price of copper is the U.S. dollar closing cash price per ton of copper — Grade A on the LME.
The closing price of zinc is the U.S. dollar closing cash price per ton of special high grade zinc on the LME.

Day Count:	30/360
Early Redemption:	None
Business Day:	London, New York
Modified Following Business Day Convention
Calculation Agent:	Citibank, N.A.
Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000
Clearing and Settlement:	DTC
Listing:	None
CUSIP:	89233PB96

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, Citigroup will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.